CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2025, relating to the financial statements and financial highlights of Al Frank Fund, a series of the Northern Lights Fund Trust II, which are included in Form N-CSR for the year ended December 31, 2024 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Portfolio Holdings Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2025